Exhibit 10.15

STATE FINANCIAL SERVICES CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR [NAME]

Effective

ARTICLE 1

Establishment of Plan and Purpose

1.1    Establishment of Plan . State Financial Services Corporation hereby establishes the "State Financial Services Corporation Supplemental Executive Retirement Plan for [Name]" effective                     (the "Plan").

1.2    Purpose of the Plan . The Plan has been established to supplement the benefits that [Name] ("[Last Name]") will receive under the Corporation’s qualified retirement plans. Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") limits the amount of compensation which can be considered in determining benefits under a qualified retirement plan. The Corporation cannot contribute the same percentage of compensation on behalf of [Last Name] that the Corporation can contribute on behalf of other employees. As a result, the Corporation makes a limited contribution to its qualified retirement plans on behalf of [Last Name]. The Corporation intends to supplement [Last Name]’s benefits under the Corporation’s qualified retirement plans by providing a supplemental benefit as determined under the terms of this Plan.

ARTICLE 2

Definitions and Construction

2.1     Definitions .

(a)        Code . The Internal Revenue Code of 1986, as amended.

(b)        Compensation . [Last Name]’s salary from the Corporation which is required to be reported on his IRS Form W-2 for income tax withholding purposes. "Compensation" shall include elective contributions made by the Corporation on behalf of [Last Name] which are not included in income under cafeteria plan (pursuant to Code sections 125) or a Code section 401(k) arrangement.

(c)        Corporation . State Financial Service Corporation, a Wisconsin corporation with its principal office and place of business in Hales Corners, Wisconsin, and any successor. The board of directors of the Corporation, or the board members authorized by the board of directors from time to time, shall act on behalf of the Corporation for purposes of the Plan.

(d)     Employment . Employment within the Corporation.

(e)     ERISA . The Employee Retirement Income Security Act of 1974, as amended.

(f)         Memorandum Account . The account maintained for [Last Name], pursuant to Article 4 below.

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(g)        Plan . The State Financial Services Corporation Supplemental Executive Retirement Plan for [Name], as stated in this document and as amended from time to time.

(h)        Plan Year . The year beginning             and ending                  and each subsequent calendar year.

(i)        Retirement . Termination of employment with the Corporation on or after the date [Last Name] attains age 65.

2.2     Construction . The laws of the State of Wisconsin, as amended from time to time, shall govern the construction and application of this Plan, except to the extent that federal law preempts state law. All references to statutory sections shall include the sections as amended from time to time or any other statute of similar meaning. If state law, federal law or regulatory provisions render any provision of this Plan unenforceable, the Plan provision shall have no effect to the extent required by law or regulation.

ARTICLE 3

Eligibility

3.1    Commencement of Participation . [Last Name] shall participate in this Plan as of its effective date.

3.2    Termination of Participation . [Last Name]’s right to participate in this Plan shall cease the earlier of: (a) the date his Employment terminates; or (b) the date the Corporation terminates the Plan.

ARTICLE 4

Credited Amounts and Memorandum Account

4.1    Credited Amounts . The Corporation shall credit contributions under section 4.2 and earnings under section 4.3(a) until the Plan Year in which the earliest of the following events occurs: [Last Name]’s death, his termination of Employment or his Retirement.

4.2    Credited Contributions . As of the last day of each Plan Year, the Corporation shall credit a contribution on behalf of [Last Name] which is equal to 12% of his Compensation in excess of the compensation limit stated under Code section 401(a)(17) for that Plan Year.

4.3     Credited Earnings .

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(a)     As of the last day of each Plan Year, the total amount credited to [Last Name] shall be credited with interest.

(b)        Interest shall be equal to the annual interest earnings for the State Financial Services Corporation and Subsidiaries Money Purchase Pension Plan (the "Money Purchase Plan") for that Plan Year. If the Corporation terminates the Money Purchase Plan, credited interest for each Plan Year shall be equal to the average rate on 5-year treasury notes during that Plan Year, determined as of the last day of that Plan Year.

4.4    Memorandum Account .

(a)        Solely for the purpose of measuring the total amount due to [Last Name], the Corporation shall maintain a Memorandum Account. The Corporation shall use the Memorandum Account to keep records to determine the credited contribution and credited earnings for each Plan Year. Within 30 days after the last day of each Plan Year, the Corporation shall provide to [Last Name], his beneficiary or estate, a statement indicating the balance credited to the Memorandum Account.

(b)        The Memorandum Account shall not represent specific investments or other assets of the Corporation even if the Corporation has purchased insurance or accumulates funds for the purpose of paying [Last Name] under this Plan. The Memorandum Account shall not constitute or be treated for any reason as a trust for, property of, or a security interest for the benefit of, [Last Name], his beneficiary or estate. [Last Name]’s rights under this Agreement are limited to those of a general unsecured creditor of the Corporation; the Plan constitutes a mere promise by the Corporation to make benefit payments in the future.

ARTICLE 5

Benefit and Distributions

5.1    General . As described in sections 5.2, 5.3 and 5.4, the amount payable to [Last Name] at the termination of his Employment or Retirement shall be determined by the amount, including earnings, credited to his Memorandum Account. Section 5.5 describes the benefit payable to [Last Name]’s beneficiary or estate if [Last Name] dies before receiving benefits due to his termination of Employment.

5.2    Retirement Benefit . The Corporation will begin paying a monthly installment benefit the first day of the month following the date [Last Name] attains age 65 or, if later, the date he retires from Employment.

(a)     For the Plan Year in which payments begin, the Corporation shall determine the amount of each installment payment as follows:

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(i)    The Corporation will credit interest on the amount credited to the Memorandum Account under Article 4 for each month until the months payments are to begin. The interest rate shall be the rate determined under section 4.3(b) for the prior Plan Year. To determine the total benefit amount, the Corporation shall add the credited monthly interest to the amount credited to the Memorandum Account under Article 4.

(ii)     The Corporation shall amortize the total benefit amount determined above, plus interest at the rate determined under section 4.3(b) for the prior Plan Year, over the number of months beginning with the month payments are to begin and ending with the month [Last Name] will attain age 80.

(b)        For each successive Plan Year, the Corporation shall recalculate the amortization schedule based on the remaining balance credited to the Memorandum Account on the last day of the Plan Year, the interest rate determined under section 4.3(b) for the last day of the Plan Year and the remaining number of payments.

(c)     The Corporation will pay a monthly installment for each month until [Last Name] attains age 80. The final payment shall be for the month of his 80th birthday.

(d)        If [Last Name] dies after Retirement but before attaining age 80, the Corporation shall pay installment payments, as determined above, to his widow. The final payment shall be the month in which [Last Name] would have attained 80.

(e)        If [Last Name] dies without a spouse or if his widow dies before the installment payments have been completed, the Corporation will pay a lump sum equal to the amount then credited to his Memorandum Account to his estate or, if applicable, his widow’s estate.

5.3    Benefits On or After Age 55 . If [Last Name] terminates Employment on or after he attains age 55 but before age 65, the Corporation will begin paying a monthly installment benefit as of the first day of the month following the termination of his Employment.

(a)        The amount of each installment payment for each Plan Year shall be determined as provided in section 5.2, except that the amount credited to [Last Name]’s Memorandum Account shall be amortized over the number of months until he attains age 65.

(b)        The Corporation will pay a monthly installment for each month until [Last Name] attains age 65. The final payment shall be for the month of his 65th birthday.

(c)        If [Last Name] dies after payments have begun, but before attaining age 65, the Corporation shall continue paying the remaining installments to his widow.

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(d)        If [Last Name] dies without a spouse or if his widow dies before installment payments have been completed as specified in section 5.3(b), the Corporation will pay a lump sum equal to the amount then credited to his Memorandum Account to his estate or, if applicable, his widow’s estate.

5.4    Termination of Employment Before Age 55 . If [Last Name] terminates Employment before age 55, the Corporation will pay the amount credited to his Memorandum Account as a lump sum. The Corporation shall pay the lump sum 30 days following his termination of Employment.

5.5    Death Benefits . If [Last Name] dies before Retirement and before beginning to receive benefits, his surviving spouse, or if there is no surviving spouse his estate, shall be entitled to a lump sum benefit. The death benefit shall be the greater of [three hundred thousand dollars ($300,000)/one million dollars ($1,000,000)] or the amount credited to his Memorandum Account on the date of his death. The Corporation shall pay the benefit as soon as administratively feasible, but in no event later than 90 days following his death.

5.6    Emergencies . In the event of an unforeseeable emergency either before or after [Last Name] receives payments under the Plan, [Last Name] or, in the event of his death, his beneficiary, may request in writing that all or any portion of the benefits due him be paid in one or more installments prior to the normal time for payment of such amount. The emergency must inflict severe financial hardship upon [Last Name] or his beneficiary and must arise from causes beyond [Last Name]’s or his beneficiary’s control. The Corporation shall, in its reasonable judgement, determine whether such an emergency exists and that the applicant could not address the emergency through reimbursement or compensation by insurance or otherwise, by liquidation of other assets (provided such liquidation, in itself, would not create a financial hardship). Only if the Corporation determines that such an emergency exists, the Corporation shall pay to [Last Name] or his beneficiary, as the case may be, an amount equal to the lesser of: (a) the amount requested or (b) the amount necessary (in the reasonable opinion of the Corporation) to alleviate the hardship. The Corporation shall use its reasonable discretion to determine when the prepayments shall be made and shall immediately reduce the balance in the recipient’s Memorandum Account by the amount of such payment. For purposes of this section, the Corporation’s decisions shall be made by the board of directors.

ARTICLE 6

Funding

The Corporation intends that the arrangement described in this Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

All benefits payable pursuant to the Plan shall be paid for, or provided by, the Corporation from its general assets. If the Corporation establishes a trust to assist the Corporation in providing benefits under this Plan, the trust will conform to the terms of the model trust as described in Revenue Procedure 92-64 or, if applicable, subsequent regulatory guidance.

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ARTICLE 7

General Provisions

7.1    Administrator . The Corporation is the administrator of the Plan and determines the amount and character of all Plan benefits. The Corporation has the authority and discretion to interpret the Plan, to promulgate and revise rules pertaining to the Plan, and to make any other determination which it deems necessary or advisable for the administration of the Plan. The Corporation’s decisions with respect to the Plan are final.

7.2    Administrative Duties . With the exception of the duties specified in sections 5.6 and 7.3, the Corporation may delegate its duties to an officer, employee or advisory committee. However, [Last Name] may not, in any event or circumstance, exercise discretion or control on behalf of the Corporation with respect to his own Plan benefits. As of the effective date of this Plan, the Corporation has delegated its administrative duties to the non-employee members of the Administrative Committee for the State Financial Services Corporation Employee Stock Ownership Plan. The Corporation may remove such persons and appoint replacements as it determines appropriate.

7.3    Termination and Amendment . The Corporation, by written resolution of its board of directors, may terminate, suspend, alter or amend this Plan. [Last Name] shall be vested in his Memorandum Account as of the date that the Plan is terminated, suspended, altered or amended and the amount provided under the Plan shall continue to be paid to [Last Name], his beneficiary or estate as provided under this Plan.

ARTICLE 8

General Provisions

8.1     No Pledge . No person eligible to receive any payment under this Plan shall have the right to pledge, assign, transfer, sell, or otherwise dispose of all or any portion of such payment, either directly or by operation of law, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy.

8.2    Continued Employment . Nothing in this Plan shall be construed or interpreted as giving [Last Name] the right to be retained by the Corporation or impair the Corporation’s right to terminate his services.

8.3    Forfeiture for Cause . If [Last Name]’s Employment is terminated for Cause, his benefits under this Plan shall be fully and completely forfeited. "Cause" means, as determined by the Corporation, [Last Name]’s intentional dishonest or illegal conduct in connection with his performance of services for the Corporation.

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8.4    Successors . This Plan shall inure to the benefit of and shall be enforceable by the Corporation, its successors and assigns

8.5     Withholding . The Corporation has the right to deduct any federal, state or local taxes required by law to be withheld from any payment under this Plan.

8.6    Notice . All notices, designations or reports provided for in this Plan shall be in writing and delivered personally or by registered or certified mail, return receipt requested. In the case of the Corporation, correspondence shall be addressed to the Corporation’s principal business office. In the case of [Last Name] or his beneficiary, correspondence shall be addressed to his or his beneficiary’s home address as shown on the records of the Corporation

8.7    Indemnification . The Corporation shall indemnify each individual who is responsible for administering the Plan against all claims, losses, damages, and expenses, including counsel fees, incurred by such individual and any liability, including any amounts paid in settlement with the Corporation’s approval arising from the individual’s actions or failure to act, except when the act or omission is judicially determined to be misconduct or willful misconduct of the individual.

IN WITNESS WHEREOF, the Corporation, by action of its Board of Directors, has caused this Plan to be established effective

BY _____________________________
[Seal]

Attest:

________________________________

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